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                                                                    EXHIBIT 10.2

                       RETIREMENT AND CONSULTING AGREEMENT

      THIS RETIREMENT AND CONSULTING AGREEMENT ("Agreement") is made and entered into as of this 20th day of October, 2005, by and between BlueLinx Corporation (the "Company") and Charles H. McElrea, an individual resident of the State of Georgia ("Consultant").

                                   WITNESSETH:

      WHEREAS, Consultant was employed by the Company as Chief Executive Officer and has served as a member of the Board of Directors of the Company since May 7, 2004, and has during his service to the Company and its business (including when previously operated by Georgia-Pacific Corporation) developed substantial expertise in the building products distribution industry, and has provided valuable services to the Company and its predecessor in various executive capacities for a number of years;

      WHEREAS, Consultant has retired from the employment of the Company effective October 20, 2005; and

      WHEREAS, the Company wishes to retain the services of Consultant in the capacity of an independent consultant for the purposes more fully described below, and Consultant desires to provide services from time to time in said capacity as requested by the Company;

      NOW, THEREFORE, in consideration of the premises and the mutual promises contained herein, the receipt and sufficiency of which are hereby acknowledged, Consultant and the Company agree as follows:

1. Retirement from Active Employment. Consultant's active employment by the Company terminated upon his retirement, which was effective October 20, 2005 ("Retirement Date").

2. Payments by the Company Upon Retirement. Following the Effective Date of this Agreement, the Company shall provide Consultant with a payment of all accrued, but unpaid, base salary and any accrued, but unpaid, portion of any bonus payments previously awarded to Consultant, if any, through the Retirement Date.

3. Engagement as Consultant. The Company hereby engages Consultant to perform, and Consultant hereby agrees to perform, as an independent contractor to provide consulting services to the Company, including, but not limited to, providing advice on the strategic direction of the Company and attraction of new customers, as the Company shall request from time to time (collectively referred to as "Consulting Services"). The Consulting Services hereunder shall be performed at such locations and at such times as may be mutually convenient to the Company and Consultant. During this engagement, Consultant shall report to and act under the direction of the Company's Chief Executive Officer. All other aspects of Consultant's engagement by the Company shall be

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      consistent with the Company's policies applicable to independent contractors, if any, and in accordance with applicable governing laws. Consultant's Consulting Services for the Company pursuant to this Agreement shall commence on the effective date of this agreement, and shall continue for a period of two years (the "Consulting Term.")

            It is acknowledged by the parties that, at the effective date of this Agreement, Consultant is serving as a member of the Board of Directors of BlueLinx Holdings Inc. ("BHI"), the sole stockholder of the Company, and that Consultant is expected to continue to serve in such capacity for the duration of his term as such member, subject to BHI's governing documents and Delaware law. The duties assigned to Consultant pursuant to this Agreement are separate and distinct from those that Consultant is expected to perform as a member of the Board of Directors of BHI, which duties are described in BHI's governing documents and as prescribed by law. Consultant agrees that he will not receive any additional compensation for his service on the BHI Board of Directors during the term of this Agreement; provided, however, that Consultant will be entitled to reimbursement of expenses incurred in attending BHI board and committee meetings consistent with BHI's customary policies applicable to all directors from time to time.

4. Compensation for Consulting Services. In consideration for the Consulting Services provided for under this Agreement, and the other undertakings and agreement made by Consultant hereunder, the Company shall pay Consultant:

      (a) a consulting fee of $58,890 per month (the "Consulting Fee"), payable in 24 monthly installments. The first such installment shall be due and payable on the date that is 6 months after the Retirement Date.

      (b) continued health and dental benefits (the "Continued Benefits") to Consultant and his family for the Consulting Term, such as those provided to Consultant prior to the Retirement Date, or if more favorable to Consultant, such benefits as in effect generally at any time during the Consulting Term with respect to other similarly situated executives of the Company and their families, at no additional cost to Consultant other than the cost of such benefits to Consultant as in effect immediately prior to the Retirement Date. At the end of the Consulting Term, the Company shall provide Consultant (and Consultant's eligible dependents) with retiree medical and dental benefit coverage no less favorable than the coverage provided to retirees of the Company (and their dependents) immediately prior to the Retirement Date; provided, that, in all cases, Consultant shall pay the full cost of any applicable premium without any subsidy provided by the Company in a manner which results in no cost to the Company on a FAS 106 basis. In the event Consultant accepts employment with another employer-provided plan or becomes eligible for Medicare, the medical and other welfare benefits described herein shall be secondary to those provided under such other plan or Medicare, as applicable, during such applicable period of eligibility.

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            The Company shall reimburse Consultant for expenses reasonably incurred by him in the performance of the Consulting Services, subject to the Company's customary expense reimbursement policies as in effect from time to time.

            Consultant shall not receive any compensation, payments, or benefits from the Company in addition to that described in this Section 4, unless the Company in its sole discretion decides otherwise.

            In the event that the Consulting Services are terminated for any reason, the Consultant (or his estate in the event of his death) shall continue to be entitled to the Consulting Fee and the Continued Benefits for the remainder of the Consulting Term.

5. Independent Contractor Status. Consultant understands and agrees that he is being engaged by the Company as an independent contractor. Nothing in this Agreement shall transform Consultant into an employee, agent, or legal representative of the Company in any capacity whatsoever. The Consultant has no authority to bind or obligate the Company in any manner and shall not hold himself out to others as having any such authority. The Consultant shall be responsible for any and all of his acts or omissions. The Consultant agrees to indemnify and hold harmless the Company from all losses, liabilities, and costs incurred by the Company on account of any acts or omissions of the Consultant. As an independent contractor, the Consultant understands and agrees that he will be responsible for obtaining his own workers' compensation insurance. The Consultant acknowledges and understands that, due to the fact that the Consultant is an independent contractor, the Company will not withhold monies for taxes and will not provide any workers' compensation coverage for injuries sustained while engaged by the Company.

6.    Confidential Information.

      (a) Consultant shall hold in a fiduciary capacity for the benefit of the Company all secret or confidential information, knowledge, or data relating to the Company or any of its Affiliated Companies (as defined below), and their respective businesses, which (i) was or is obtained by Consultant during his employment with the Company or any of its Affiliated Companies or during the Consulting Term or (ii) was acquired by the Company or any of its Affiliated Companies from Georgia-Pacific Corporation, and which in each case shall not be or become public knowledge (other than by acts by the Consultant or representatives of the Consultant in violation of this Agreement) ("Confidential Information"). During, and for a period of two years following the end of, the Consulting Term, Consultant shall not, without the prior written consent of the Company or as may otherwise be required by law or legal process, communicate or divulge any such information, knowledge or data to anyone other than the Company and those designated by it. For purposes of this Agreement, "Affiliated Companies" shall mean the Company's subsidiaries and BHI so long as BHI owns a majority of the outstanding common stock of the Company.

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      (b)   All files, records, documents, drawings, specifications, data, computer programs, customer or vendor lists, specific customer or vendor information, marketing techniques, business strategies, contract terms, pricing terms, discounts and management compensation of the Company and its Affiliated Companies, whether prepared by Consultant or otherwise coming into the Consultant's possession, shall remain the exclusive property of the Company and its Affiliated Companies, and Consultant shall not remove any such items from the premises of the Company and its Affiliated Companies, except in furtherance of the Consulting Services under this Agreement.

      (c) As requested by the Company and at the Company's expense, from time to time and upon the end of the Consulting Term, Consultant will promptly deliver to the Company and its Affiliated Companies all copies and embodiments, in whatever form, of all Confidential Information in Consultant's possession or within his control (including, but not limited to, memoranda, records, notes, plans, photographs, manuals, notebooks, documentation, program listings, flow charts, magnetic media, disks, diskettes, tapes and all other materials containing any Confidential Information) irrespective of the location or form of such material. If requested by the Company, Consultant will provide the Company with written confirmation that all such materials have been delivered to the Company as provided herein.

7. Non-Solicitation or Hire. During the Consulting Term and for a period of eighteen months (18) months following the Consulting Term, Consultant shall not solicit or attempt to solicit (a) any party who is a customer of the Company or its Affiliated Companies, for the purpose of marketing, selling or providing to any such party any services or products offered by the Company or its Affiliated Companies to such customer other than general solicitations to the public and not directed specifically at a customer of the Company, (b) any party who is a vendor of the Company or its Affiliated Companies to sell similar products or (c) any employee of the Company or any of its Affiliated Companies to terminate such employee's employment relationship with the Company and its Affiliated Companies in order, in either case, to enter into a similar relationship with Consultant, or any other person or any entity in competition with the Company or any of its Affiliated Companies (other than with respect to general employment solicitations to the public and not directed specifically at employees of the Company and its Affiliated Companies).

8. Non-Competition. During the Consulting Term, Consultant shall not, whether individually, as a director, manager, member, stockholder, partner, owner, employee, consultant or agent of any business, or in any other capacity, other than on behalf of the Company or it Affiliated Companies, organize, establish, own, operate, manage, control, engage in, participate in, invest in, permit his name to be used by, act as a consultant or advisor to, render services for (alone or in association with any person, firm, corporation or business organization), or otherwise assist any person or entity that engages in or owns, invests in, operates, manages or controls any venture or enterprise which engages or proposes to engage in the building products distribution business in the United States or Canada (the "Business"). Notwithstanding the foregoing, nothing in this Agreement

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      shall prevent Consultant from owning for passive investment purposes not intended to circumvent this Agreement, less than five percent (5%) of the publicly traded voting securities of any company engaged in the Business (so long as Consultant has no power to manage, operate, advise, consult with or control the competing enterprise and no power, alone or in conjunction with other affiliated parties, to select a director, manager, general partner, or similar governing official of the competing enterprise other than in connection with the normal and customary voting powers afforded Consultant in connection with any permissible equity ownership).

9. Non-Disparagement. Consultant shall not, directly or indirectly, publish, utter, broadcast, or otherwise communicate, directly or indirectly, any information, misinformation, comments, opinions, remarks, articles, letters, or any other form of communication, whether written or oral, regardless of its believed truth, to any person or entity (including, without limitation, current or former Company employees, Consultant's potential and/or subsequent employers and coworkers, and the Company suppliers, vendors, and competitors) that are adverse to, reflect unfavorably upon, or tend to disparage the Company or any of its employees or the business, products, prospects, or financial condition of the Company, except as otherwise required by court order or subpoena issued by a court or governmental agency.

10. Remedies; Specific Performance. The parties acknowledge and agree that Consultant's breach or threatened breach of any of the restrictions set forth in Sections 6 through 9 will result in irreparable and continuing damage to the Company and its Affiliated Companies for which there may be no adequate remedy at law and that the Company and its Affiliated Companies shall be entitled to equitable relief, including specific performance and injunctive relief as remedies for any such breach or threatened or attempted breach. Consultant hereby consents to the grant of an injunction (temporary or otherwise) against Consultant or the entry of any other court order against Consultant prohibiting and enjoining him from violating, or directing him to comply with any provision of Sections . Consultant also agrees that such remedies shall be in addition to any and all remedies, including damages, available to the Company and its Affiliated Companies against him for such breaches or threatened or attempted breaches. In addition, without limiting the remedies of the Company and its Affiliated Companies for any breach of any restriction on Consultant set forth in Sections 6 through 9, except as required by law, Consultant shall not be entitled to any payments set forth in Section 4 hereof if Consultant breaches the covenants applicable to Consultant contained in Sections 6 through 9 and the Company and its Affiliated Companies will have no obligation to pay any of the amounts that remain payable by the Company under Section 4.

11. Future Cooperation. As a material inducement to the Company to enter into this Agreement, Consultant agrees to cooperate with the Company in any pending or future matters, including, but not limited to, any litigation, investigation, or other dispute in which Consultant, by virtue of his prior employment with the Company, has relevant knowledge or information.

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12.   Release by Consultant. As a material inducement to the Company to enter into this Agreement, Consultant is concurrently herewith executing a valid release in substantially the form attached hereto as Exhibit A.

13.   Additional Terms.

      (a) Successors and Assigns. This Agreement is personal to the Consultant and, without prior written consent of the Company, shall not be assignable by the Consultant. To the extent provisions contained herein relate to the Consultant's legal representatives, this Agreement shall inure to the benefit of and be enforceable by such legal representatives. The covenants, terms, and provisions set forth herein shall inure to the benefit of and be enforceable by the Company, its successors, assigns, and successors in interest, including, without limitation, any corporation or entity with which the Company may be merged or by which it may be acquired.

      (b) Integrated Agreement. This Agreement constitutes the entire agreement between the parties hereto with regard to the subject matter hereof, and there are no agreements, understandings, restrictions, warranties, or representations relating to said subject matter between the parties other than those set forth herein or herein provided for.

      (c) Notices. All notices and other communications hereunder shall be in writing and shall be given by hand delivery to the other party or by registered or certified mail, return receipt requested, post prepaid, addressed as follows:

                   If to the Consultant:

                   Charles H. McElrea
                   430 Cherry Hill Drive
                   Marietta, Georgia 30067

                   If to the Company:

                   BlueLinx Corporation
                   4100 Wildwood Parkway
                   Atlanta, Georgia  30339
                   Attention: Chief Executive Officer

            or to such other address as either party shall have furnished to the other in writing in accordance herewith. Notice and communications shall be effective when actually received by the addressee.

      (d) Modification. No supplement, modification, or amendment of this Agreement shall be binding unless executed in writing by all parties to this Agreement.

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

      (e) Waiver. The waiver by the Company of a breach of any provision of this Agreement by Consultant shall not operate or be construed as a waiver of any subsequent breach by Consultant or any of the Company's rights hereunder.

      (f) Entire Agreement. This Agreement, and the exhibits hereto, contain the entire agreement between the parties and supersedes any prior or contemporaneous agreements between the parties. It may not be changed orally, but only by an agreement in writing, duly signed by the party against whom enforcement of any waiver, change, modification, extension, or discharge is sought.

      (g) Severability. In the event any provision of this Agreement should be held unenforceable or invalid, such provision shall be modified or deleted in such a manner so as to make the Agreement, as modified, legal and enforceable to the fullest extent permitted under applicable law.

      (h) Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Georgia, without reference to principles of conflict of law.

      Executed in Atlanta, Georgia, this 20th day of October, 2005.

                                                 /s/ Charles H. McElrea
                                                 -------------------------------
                                                 Charles H. McElrea

      Executed in Atlanta, Georgia, this 20th day of October, 2005

                                                 By: /s/ Barbara V. Tinsley
                                                     ---------------------------
                                                     Barbara V. Tinsley
                                                     General Counsel & Secretary
                                                     BlueLinx Corporation

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                                    EXHIBIT A

                       FORM OF EMPLOYMENT GENERAL RELEASE

            For good and valuable consideration, receipt whereof is hereby acknowledged, Charles H. McElrea ("Consultant"), individually and on behalf of his respective heirs, executors, administrators, representatives, agents, attorneys and assigns (the "Consultant Releasor"), hereby irrevocably, fully and unconditionally releases and forever discharges BlueLinx Corporation, (the "Company") and its affiliated companies, parents, subsidiaries, predecessors, successors, assigns, divisions, related entities and all of their present employees, officers, directors, trustees, shareholders, members, partners (as applicable), agents, investors, attorneys and representatives (the "Company Released Parties"), from any and all manner of actions and causes of action, suits, debts, dues, accounts, bonds, covenants, contracts, agreements, judgments, charges, claims, and demands whatsoever which the Consultant Releasor, has, or may hereafter have against the Company Released Parties or any of them arising out of or by reason of any cause, matter or thing whatsoever from the beginning of the world to the date hereof, including without limitation any and all matters relating to employment with the Company and its subsidiaries, and the cessation thereof and all matters arising under any federal, state or local statute, rule or regulation or principle of contract law or common law, including but not limited to the Age Discrimination in Employment Act of 1967, 29 U.S.C. Section 621, et seq., Title VII of the Civil Rights Act of 1964, 42 U.S.C. Section 2000 et seq., the Americans with Disabilities Act of 1990, 42 U.S.C. Section 12101 et seq., the Employee Retirement Income Security Act of 1974, 29 U.S.C. Section 1001 et seq., the Fair Labor Standards Act, 29 U.S.C. Section 201 et seq., the Family and Medical Leave Act of 1993, 29 U.S.C.
Section 2601 et seq., and applicable labor and employment laws of the states of Georgia.

               PLEASE READ CAREFULLY BEFORE SIGNING. THIS DOCUMENT INCLUDES A RELEASE OF ALL KNOWN AND UNKNOWN CLAIMS.

            Consultant acknowledges that he has been given the opportunity to review and consider this General Release for twenty-one (21) days from the date he received a copy. If he elects to sign before the expiration of the twenty-one
(21) days, Consultant acknowledges that he will have chosen, of his own free will without any duress, to waive his right to the full twenty-one (21) day period.

            Consultant may revoke this General Release after signing it by giving written notice to the Company's General Counsel, within seven (7) days after signing it. This General Release, provided it is not revoked, will be effective on the eighth (8th) day after execution.

            Consultant acknowledges that he has been advised to consult with an attorney prior to signing this General Release.

            Consultant is signing this General Release knowingly, voluntarily and with full understanding of its terms and effects. Consultant is signing this General Release of his own free will without any duress, being fully informed and after due deliberation. Consultant voluntarily accepts the consideration provided to him for the purpose of making full and final settlement of all claims referred to above.

            Consultant acknowledges that he has not relied on any representations or statements not set forth in this General Release. Consultant will not disclose the contents or substance of this General Release to any third parties, other than his attorneys, accountants, or as required by law, and Consultant will instruct each of the foregoing not to disclose the same.

            This General Release will be governed by and construed in accordance with the laws of the State of Georgia. If any provision in this General Release is held invalid or unenforceable for any reason, the remaining provisions shall be construed as if the invalid or unenforceable provision had not been included.

            IN WITNESS WHEREOF, the Parties hereto, intending to be legally bound hereby, have executed this General Release as of October 20, 2005.

CONSULTANT                                  BLUELINX CORPORATION

__________________________                  ___________________________________
Name: Charles H. McElrea                    Name: Barbara V. Tinsley
                                            Title: General Counsel & Secretary